As filed with the Securities and Exchange Commission on April 10, 2018

Registration File No. 333-215074

Registration File No. 811-23221

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-2

☒  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☒  Post-Effective Amendment No. 2

☒  REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒  Amendment No. 5

FS CREDIT INCOME FUND

(Exact name of registrant as specified in charter)

201 Rouse Boulevard

Philadelphia, PA 19112

(Address of principal executive offices)

(215) 495-1150

(Registrant’s telephone number, including area code)

Michael C. Forman

FS Credit Income Fund

201 Rouse Boulevard

Philadelphia, PA 19112

(Name and address of agent for service)

COPY TO:

Joshua B. Deringer, Esq.

Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

(215) 988-2700

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File Nos. 333-215074 and 811-23221) of FS Credit Income Fund (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibits (g)(2), (k)(2), (k)(4), (k)(8), (k)(9), (k)(10), (k)(11) and (k)(12) to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 2 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C—OTHER INFORMATION

ITEM 25.	FINANCIAL STATEMENTS AND EXHIBITS

(2)     Exhibits:

(a)(1)	Certificate of Trust (Incorporated by reference to Exhibit (a)(1) to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on December 13, 2016).*

(a)(2)	Certificate of Amendment to Certificate of Trust (Incorporated by reference to Exhibit (a)(2) to Pre-Effective Amendment #1 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on June 13, 2017).*

(a)(3)	Initial Declaration of Trust (Incorporated by reference to Exhibit (a)(2) to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on December 13, 2016).*

(a)(4)	Amended and Restated Declaration of Trust (Incorporated by reference to Exhibit (a)(4) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(b)	Bylaws (Incorporated by reference to Exhibit (b) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(e)	Distribution Reinvestment Plan (Incorporated by reference to Exhibit (e) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(g)(1)	Investment Advisory Agreement (Incorporated by reference to Exhibit (g)(1) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(g)(2)	Management Fee Waiver Letter from FS Credit Income Advisor to FS Credit Income Fund.**

(g)(3)	Investment Sub-Advisory Agreement (Incorporated by reference to Exhibit (g)(2) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(h)(1)	Distribution Agreement (Incorporated by reference to Exhibit (h)(1) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(h)(2)	Form of Broker-Dealer Selling Agreement (Incorporated by reference to Exhibit (h)(2) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(j)(1)	Master Custodian Agreement dated as of February 27, 2017 by and between State Street Bank and Trust Company and FS Energy Total Return Fund (Incorporated by reference to Exhibit (j) to Pre-Effective Amendment No. 2 to FS Energy Total Return Fund’s Registration Statement on Form N-2 (File No. 333-214232) filed with the SEC on March 2, 2017).*

(j)(2)	Joinder to Master Custodian Agreement (Incorporated by reference to Exhibit (j)(2) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(k)(1)	Administration Agreement (Incorporated by reference to Exhibit (k)(1) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(k)(2)	Amended and Restated Administration Agreement by and between FS Credit Income Advisor and FS Credit Income Fund.**

(k)(3)	Expense Limitation Agreement (Incorporated by reference to Exhibit (k)(2) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(k)(4)	Amended and Restated Expense Limitation Agreement by and between FS Credit Income Advisor and FS Credit Income Fund.**

(k)(5)	Distribution Plan (Incorporated by reference to Exhibit (k)(3) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(k)(6)	Class Shares Plan (Incorporated by reference to Exhibit (k)(4) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(k)(7)	Shareholder Services Plan (Incorporated by reference to Exhibit (k)(5) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(k)(8)	Committed Facility Agreement, dated as of October 25, 2017 by and between FS Credit Income Fund and BNP Paribas Prime Brokerage International, Ltd.**

(k)(9)	U.S. PB Agreement, dated as of October 25, 2017, by and between FS Credit Income Fund and BNP Paribas Prime Brokerage, Inc.**

(k)(10)	PBI Agreement dated as of October 25, 2017, by and among BNP Paribas Prime Brokerage International, Ltd, BNP Paribas, acting through its New York Branch and FS Credit Income Fund.**

(k)(11)	Special Custody and Pledge Agreement, dated as of October 25, 2017, by and among State Street Bank and Trust Company, FS Credit Income Fund and BNP Paribas Prime Brokerage, Inc.**

(k)(12)	Special Custody and Pledge Agreement, dated as of October 25, 2017, by and among State Street Bank and Trust Company, FS Credit Income Fund and BNP Paribas Prime Brokerage International, Ltd.**

(l)	Opinion of Drinker Biddle & Reath LLP (Incorporated by reference to Exhibit (l) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(n)(1)	Consent of Drinker Biddle & Reath LLP (Incorporated by reference to Exhibit (l) hereto.)*

(n)(2)	Consent of Ernst & Young LLP (Incorporated by reference to Exhibit (n)(2) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(r)(1)	Code of Ethics of the Fund (Incorporated by reference to Exhibit (r)(1) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

(r)(2)	Code of Ethics of FS Credit Income Advisor, LLC (Incorporated by reference to Exhibit (r)(2) to Post-Effective Amendment No. 1 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on October 4, 2017).*

(r)(3)	Code of Ethics of GoldenTree Asset Management LP (Incorporated by reference to Exhibit (r)(3) to Pre-Effective Amendment No. 3 to FS Credit Income Fund’s Registration Statement on Form N-2 (File No. 333-215074) filed with the SEC on September 21, 2017).*

*	Previously filed.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on April 10, 2018.

FS CREDIT INCOME FUND

BY:	/s/ MICHAEL C. FORMAN
Name:	Michael C. Forman
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL C. FORMAN Michael C. Forman	President and Chief Executive Officer and Trustee (Principal executive officer)	April 10, 2018

/s/ EDWARD T. GALLIVAN, JR. Edward T. Gallivan, Jr.	Chief Financial Officer (Principal financial and accounting officer)	April 10, 2018

* Steven Shapiro	Trustee	April 10, 2018

* Brian Ford	Trustee	April 10, 2018

* Holly Flanagan	Trustee	April 10, 2018

* Joseph Ujobai	Trustee	April 10, 2018

*By:	/s/ MICHAEL C. FORMAN
Attorney-in-fact